EXHIBIT 10.5

As of 26 November 2013

LEIF HÖEGH (UK) LIMITED

- and -

Richard Tyrrell

EMPLOYMENT CONTRACT

PARTICULARS OF CONTRACT OF EMPLOYMENT

(Subject to Standard Terms attached)

COMPANY:	LEIF HÖEGH (UK) LIMITED (“the Company”). Both parties agree and acknowledge that the Employment contract is transferred to Höegh LNG Partners Services Ltd (“the Company”) once incorporated.

GROUP MEMBER:

Means Höegh LNG Partners LP, Höegh LNG LLC, Höegh LNG Partners Operating LLC, Höegh LNG Services Ltd, SRV Joint Gas Ltd, SRV Joint Gas Two Ltd, Höegh LNG Lampung Ptd. Ltd, PT Höegh LNG Lampung, Höegh LNG Services Ltd and any other company in which Höegh LNG Partners LP owns at least a 33% direct or indirect economic interest.

EMPLOYEE:	Richard Tyrrell

TITLE:	Chief Executive Officer (CEO)

REPORTING TO:	CEO Höegh LNG AS prior to the transfer to Höegh LNG Partners Services Ltd. Thereafter: The Board of Directors of Höegh LNG Partners Services Ltd

DUTIES:	As specified by the Company in the Job Description at any given time

COMMENCEMENT DATE OF EMPLOYMENT:	TBD

WORKING ARRANGEMENT:	Full-time

NORMAL WORKING HOURS:	9:00am – 5:00pm, Monday to Friday with one hour for lunch

WORKING DAYS HOLIDAY:	25 days per annum pro-rata

PROBATIONARY PERIOD:	6 months

REMUNERATION:	Base salary: £ 300.000,- gross per annum

BONUS:	Discretionary according to any existing scheme as may be established by the Company from time to time

NOTICE PERIOD:	In order to terminate the Employee’s employment under this contract, the Employee or the Company shall give to the other party during the Probationary Period, one month’s notice in writing, and thereafter, three months’ notice in writing

STANDARD TERMS OF EMPLOYMENT

1.	Appointment

1.1	The Company hereby agrees to employ the Employee and the Employee accepts such employment with the Job Title and Duties allocated in the Particulars.

1.2	The Employee confirms acceptance of this contract and acknowledges that it sets out the terms of employment as required by Section 1 of the Employment Rights Act 1996 as amended.

1.3	The Employee warrants that by entering into this agreement the Employee will not be in breach of any express or implied terms of any contract with or any other obligations to any third party.

1.4	The Employee consents to the transfer of his employment under this agreement to Höegh LNG Services Ltd or to any other Group Member at any time during the Employment (as defined below).

2.	Commencement of Employment

2.1	The employment of the Employee by the Company (the “Employment”) commenced on the Commencement Date indicated in the Particulars and shall continue unless and until terminated in accordance with the terms of this agreement.

2.2	Any employment with a previous employer does not count towards any period of continuous employment and the Employee’s continuous period of employment for the purposes of the Employment Rights Act 1996 began on the Commencement Date.

3.	Duties

3.1	The Employee shall use best endeavours faithfully, diligently and promptly to carry out all duties properly assigned to the Employee or arising under this Contract and from time to time to perform additional duties as may reasonably be required by the Board of Directors of the Company (the “Board”) (or the Employee’s line manager when applicable) as provided in clause 3.2 below. The Company reserves the right at any time during the Employment, on giving reasonable notice, to require the Employee to undertake any duties which fall within the Employee’s capabilities and to move the Employee from one department to another should it be necessary to do so for the reasonable protection or furtherance of the Company’s business interests. Further, the Employee acknowledges and agrees that he may be required by the Company to perform duties for other Group Members. The Employee shall at all times act in the best interests of the Company and the Group Members.

3.2	The Employee shall report to the person(s) named in the Particulars, although the Company reserves the right to make reasonable changes to his/her reporting lines in the interests of the business.

3.3	The Employee acknowledges that the Company may at its sole discretion require the Employee to perform the duties assigned with another person or persons.

3.4	The Employee undertakes not to harm the reputation of the Company and the Group Members.

4.	Remuneration

4.1	The Employee shall be paid the Remuneration indicated in the Particulars monthly in arrears, which Remuneration shall be deemed to accrue from day to day. The Remuneration shall be paid to the Employee net of all tax and national insurance deductions as required by law.

4.2	The Remuneration shall be subject to review on 1 July in each year. The Company reserves the right to alter the frequency and date of reviews without notice. There shall be no guarantee of any increase in the Employee’s Remuneration prior to or following any such review and the Employee acknowledges that any Remuneration increase is at the discretion of the Company.

4.3	The Remuneration shall be paid monthly to the Employee’s bank account on or around the 15th day of each month.

4.4	The Employee may from time to time be eligible for payment of a discretionary bonus. Whether or not such a bonus payment shall be made and the timing and the level of any such bonus and the manner of payment is at the absolute discretion of the Company.

4.5	Entitlement to any bonus is conditional upon the Employee being employed (and not under notice whether given by the Employee or the Company) at the date when the payment of the bonus, if any, is made. The Employee acknowledges that the termination of the Employment prior to the date of payment of any bonus shall not in any circumstance give rise to a claim by the Employee for compensation in lieu of such bonus or compensation to cover the loss of opportunity to earn such bonus.

4.6	Unless otherwise agreed by the Board, the Employee shall not be entitled to be paid for overtime.

4.7	The Company shall provide the Employee with an itemised pay statement.

5.	Other Benefits and Expenses

5.1	The Employee shall be entitled, at the expense of the Company, to join the medical health scheme operated by the Company (provided the Employee meets the usual requirements of the scheme and is accepted at normal rates of premium), the cost of which will be treated as a benefit in kind and shown on the Employee’s Form P11D at the end of each tax year. If and when the Employee joins the scheme, the Employee may be required to attend a full health check and further checks may be required at regular intervals thereafter.

5.2	From the Commencement Date the Employee may make contributions to the Company’s designated stakeholder pension scheme. Subject to applicable HM Revenue & Customs requirements, twelve months from the Commencement Date, the Company shall contribute to the Company’s group personal pension scheme on a monthly basis at the rate of 6% of basic annual salary. The details of the scheme are set out in the scheme’s explanatory booklet and rules, which will be handed to the Employee prior to joining the scheme. A contracting out certificate is not in force in respect of the Employment.

5.3	The Employee shall be entitled to:

(a)	join the group life assurance scheme from time to time offered by the Company (provided the Employee meets the usual requirements of the scheme and is accepted at normal rates of premium) which provides for a lump sum benefit payment in the event of the Employee’s death while the employment with the Company continues. The benefit is equal to four times the Employee’s basic annual salary at death. The contributions to such group life assurance scheme will be met by the Company and no contribution is required from the Employee. Further details of the scheme are available upon request; and

(b)	join the income protection scheme from time to time offered by the Company (provided the Employee meets the usual requirements of the scheme and is accepted at normal rates of premium), the contributions again being met by the Company. Further details of the scheme are available upon request. Where payments are being made under the income protection scheme, all other payments provided to the Employee will cease immediately except those payments for which the Company receives reimbursement in full of the total cost to the Company of the payments from the insurer under the income protection scheme.

(c)	a mobile phone and laptop (make and model to be decided by the Company at its sole discretion) and the Company shall reimburse the Employee’s phone bills and broad band. All equipment shall be returned to the Company upon termination of employment.

5.4	Benefits as set out in clause 5.3 are taxable in the hands of the Employee and where appropriate PAYE will be deducted.

5.5	Notwithstanding clauses 5.1, 5.2 or 5.3, the Company reserves the right, in its sole discretion, to amend or discontinue payments into any of the medical health scheme, the group personal pension scheme, the group life assurance scheme and/or the income protection scheme without incurring any liability to the Employee by reason of so doing, but without prejudice to any rights accrued for the benefit of the Employee up to the time of such amendment or discontinuance. The Company will not have any liability to make any payment to the Employee under any of the schemes listed at clauses 5.1, 5.2 and 5.3 unless it receives an equivalent payment from the provider under the scheme. The employee’s participation in any of the schemes listed at clauses 5.1, 5.2 and 5.3 shall be subject to the applicable scheme terms and limitations in effect from time to time. The rights of the Company to terminate the Employment apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay, income protection benefit or other benefits.

5.6	In reference to the Company’s Travel Policy, the Company may from time to time require the Employee to undertake business trips in the UK and abroad and will reimburse the Employee all reasonable travelling, hotel and other out-of-pocket expenses which the Employee may from time to time reasonably and properly incur in connection with the carrying out of the Employee’s duties hereunder, provided always that no such expenses will be paid until receipt by the Company of a written statement (accompanied by the relevant receipts and vouchers) submitted by the Employee to the Company as soon as practicable following the last working day of the month in which such expenses were incurred.

5.7	In reference to the Company’s Anti-corruption Policy, the Employee must not without the prior written authorisation of the Board directly or indirectly seek, receive or obtain, in respect of the performance of his/her duties or of any goods or services sold or purchased or other business transacted (whether or not by the Employee) by or on behalf of the Company or any Group Member, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement (“Inducement”) (whether in cash or in kind) which is not expressly authorised by the Company in advance. In the event that the Employee or any person on the Employee’s behalf directly or indirectly receives any such Inducement, the Employee must immediately account to the Company for the amount so received.

6.	Regulatory Nature of Business

6.1	Not in use.

6.2	Not in use.

7.	Place of Work

7.1	The Employee’s usual place of work will be at Leif Höegh Ltd, 4 Royal Mint Court, London EC3N 4HJ, but the Employee may be requested to work on a temporary basis in other offices in the United Kingdom or overseas as may be reasonably required by the Board. However, the Board will only do so where it considers this to be desirable in the business interests of the Company. If the Company requires the Employee to work permanently at a place which necessitates a move from the Employee’s present home address, the Company will reimburse the Employee for all eligible removal expenses in accordance with any applicable tax requirements.

7.2	The duties of this appointment shall relate primarily to the United Kingdom, but the Employee may be required to travel abroad when required by the Company. If the Employee is expected to remain outside the UK for longer than a month the Employee will be notified in advance and be given further details.

8.	Hours of Work

8.1	The Employee shall devote the whole of the Employee’s working time (unless prevented by ill-health or accident or otherwise directed by the Company) to his/her duties, and shall not directly or indirectly engage in any other business or employment except with the Company’s prior written consent. If such consent is given, the Employee must provide the Company with the number of hours worked for any other employer each month.

8.2	The Employee’s normal hours of work are set out in the Particulars. A lunch break of one hour in each working day may be taken between the hours of 12 noon and 2.30pm. The Employee shall work such additional hours as may be necessary for the proper performance of his duties and may be required to work at such other times as the Company may reasonably require (which may include working during weekends) for which, in each case, no overtime or additional remuneration will be payable.

9.	The Working Time Regulations 1998

The Employee acknowledges that he/she holds a senior employee position with certain autonomous decision taking powers and therefore is not subject to regulation 4(1) of the Working Time Regulations 1998. However, without prejudice to the foregoing, the Employee accepts that by signing this agreement he/she has agreed that, insofar as it would apply to the Employment, regulation 4(1) of the Working Time Regulations 1998 shall not apply unless the Employee withdraws such agreement by giving to the Company not less than three months’ prior notice in writing.

10.	Sickness or Injury

10.1	Absence due to sickness or injury for a period of 5 days or less must be notified to the Employee’s line manager as soon as practicable and in any event prior to 10am on the first working day of absence together with an explanation for the absence and an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as the Employee becomes aware of that change. The Employee may be required to complete and sign a self-certification form relating to such absence and the reasons for it upon return to work.

10.2	In the event of the Employee being absent for more than 5 days, medical evidence must be produced in the form of a statement of reasons for absence completed by a qualified medical practitioner and sent to the Line Manager.

10.3	If the Employee is absent on account of illness or injury, subject to clause 10.4, the Employee will be entitled to normal basic rate of pay less any social security benefits recoverable (whether or not recovered) for up to 12 weeks in any period of 52 consecutive weeks (“Company Sick Pay”). Thereafter the Employee will only receive any statutory sick pay (“SSP”) to which the Employee may be entitled.

10.4	In order to qualify for Company Sick Pay the Employee must comply with all notification and certification requirements in this clause 10. This includes keeping the Company regularly informed about the Employee’s expected date of return to work.

10.5	Any payment in addition to that payable by the Company under clause 10.3 shall be at the discretion of the Company.

10.6	SSP will be paid by the Company in accordance with the legislation in force at the time of absence. Any payment of Company Sick Pay for a day of absence will discharge the Company’s obligation to pay SSP for that day.

10.7	At any time during the Employee’s employment, the Company may require the Employee to be medically examined at the Company’s expense by a medical practitioner nominated by the Company and the Employee agrees to provide such formal consents as are required to ensure that a report of that examination may be provided to the Company.

10.8	If, in the opinion of the Board, the Employee is or has been unable to perform his/her duties properly by reason of illness or injury for a period or periods exceeding 12 weeks (whether or not any days not worked are normal working days) in aggregate in any period of 52 consecutive weeks, or if the Board at any time has reason to believe that because of any such cause the Employee may be unable properly to perform his/her duties for a period or periods of 12 weeks or more (over any consecutive 52 week period including past periods of incapacity), the Company shall be entitled at any time to give to the Employee not less than three months’ notice of termination of the Employment with the Company, less the aggregate of any periods during which the Employee has been paid salary under clause 10.3 during the 52 week prior to the giving of such notice provided that the period of notice will not be less than the statutory minimum period of notice and notwithstanding that the Employee is or may be entitled to benefit under the terms of the income protection scheme offered by the Company.

11.	Maternity, Paternity, Adoption and Parental Leave

11.1	Where applicable the Employee will be entitled to maternity, paternity and adoption leave and pay and also parental leave as specified by statute.

12.	Termination of Employment

12.1	The period of Employment from the Commencement Date for six (6) months (inclusive) (the “Probationary Period”) will be probationary. The Employee’s performance will be reviewed during the Probationary Period. At the end of the Probationary Period the Company will make a decision about whether the Employment will be confirmed and will notify the Employee to that effect.

12.2	In order to terminate the Employment, the Employee or the Company shall give to the other party:

(a)	during or at the end of the Probationary Period, one month’s notice in writing; and

(b)	thereafter, three months’ notice in writing.

12.3	Once notice to terminate has been given by either the Employee or the Company pursuant to clause 12.2(a) or 12.2(b) as the case may be, or in circumstances where the Employee has purported to resign without giving the requisite notice, the Company may:

(a)	require the Employee to perform such duties as the Company determines;

(b)	require the Employee to perform no duties and exclude the Employee from the premises of the Company;

(c)	require the Employee not to have any communication on business matters with any client of or supplier of services to any Group Member, or any portfolio company in which a Group Member or any affiliate of a Group Member or any client of the Company holds an investment or acts as investment advisor or investment manager in respect of any such investment;

(d)	require the Employee not to contact or have any communication with any employee, officer, director, agent or consultant of any Group Member in relation to the business of such Group Member; or/and

(e)	require the Employee not to remain or become involved in any respect with the business of any Group Member except as required by such Group Member,

and in each case, the Company shall continue to pay to the Employee his/her salary and provide all other contractual benefits except that notwithstanding any other terms of this agreement, bonus or other performance related benefits shall not accrue.

12.4	Upon termination of the Employee’s employment under this contract, the Employee shall return to the Company all Company property. This includes, but is not limited to:

(a)	security passes and keys;

(b)	documents relating to the business of the Company or any Group Member;

(c)	mobile phones and pagers;

(d)	laptop computers and accessories;

(e)	corporate credit cards and charge cards.

and must not retain copies of any of the above.

12.5	The Employment may be terminated by the Company without notice or payment in lieu of notice and with no liability on the part of any Group Member to make any further payment to the Employee (other than in respect of amounts accrued and due at the date of termination) if the Employee:

(a)	is guilty of any gross misconduct affecting the business of any Group Member (non-exclusive examples of gross misconduct are set out in the Company’s non-contractual disciplinary, dismissal and grievance policy, as amended from time to time);

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board;

(c)	is, in the reasonable opinion of the Board, negligent or incompetent in the performance of his duties;

(d)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(e)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

(f)	becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(g)	ceases to be eligible to work in the United Kingdom;

(h)	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Board brings or is likely to bring the Employee or any Group Member into disrepute or is materially adverse to the interests of any Group Member;

(i)	is in material breach of the Company’s anti-corruption and bribery policies and related procedures in effect from time to time; or

(j)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

12.6	The Company may in its sole and absolute discretion terminate the Employment forthwith at any time (whether or not notice to terminate has already been given) by paying the Employee a lump sum equal to the basic salary only, calculated at the rate prevailing at the date of termination in accordance with clause 4.1 in lieu of any required notice or balance of such agreed notice together with any accrued holiday pay entitlement pursuant to clause 13.

12.7	Where the Company terminates this agreement otherwise than in accordance with the provisions of clause 12.2 or 12.7 (subject always to the provisions of clause 12.6) the Employee shall not be entitled to enforce any claim as a contractual debt or as liquidated damages and his/her sole remedy will be a claim in damages and any such damages to which the Employee may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss.

13.	Holidays

Annual Holidays

13.1	In any complete calendar year of employment, the Employee shall be entitled to the number of working days indicated in the Particulars as annual holiday (which for the avoidance of doubt includes statutory entitlement to holiday but not bank holidays). Such entitlement shall accrue pro-rata to each completed month of employment. The holiday year of the Company runs from 1 January to 31 December.

13.2	All holiday dates must be notified to the Chairman of the Board at least 2 weeks in advance and the Employee shall not be entitled to take more than 2 weeks’ holiday at any one time without the line manager’s express prior written permission.

13.3	Every effort will be made by the Company to meet individual holiday requests but, should it be necessary, the Company reserves the right to fix holiday dates to ensure the smooth administration of the business. The Employee must ensure that there is no unnecessary overlapping with other staff who would be responsible for the Employee’s duties whilst the Employee is on holiday.

13.4	The Employee may carry forward up to five days’ holiday entitlement from one holiday year to be used on or before 31 March of the next holiday year. No payments in lieu will be granted in respect of holidays not taken by the relevant date.

Bank and Public Holidays

13.5	In addition to annual holidays the Employee shall be entitled to paid holidays on all statutory public holidays in the United Kingdom and any additional holidays awarded by the Company.

Holiday Pay on Termination

13.6	If the Employee leaves employment of the Company before taking holidays otherwise due, the Employee shall receive a payment representing all accrued but untaken holiday with final salary. If the Employee leaves after taking holidays in excess of annual entitlement, the Company reserves the right to deduct any unearned holiday pay from any sum due to the Employee. Further details in relation to this and other holiday provisions are contained in the Company’s holiday policy.

14.	Disciplinary and Grievance Procedure

14.1	A copy of the disciplinary rules and procedures and the grievance procedure of the Company are contained in the Company’s policies. They do not form part of the Employee’s contract of employment (unless otherwise required by law) and may be used at the Company’s sole discretion, subject to clause 14.2 below.

14.2	The Company may suspend the Employee from his/her duties on full pay to allow the Company to investigate any complaint against the Employee in relation to his/her employment with the Company.

15.	Statement of Changes

If, after the date hereof, there is a material change in the terms of employment, the Company shall inform the Employee not later than one month after the change.

16.	Confidentiality and Property

16.1	The Employee acknowledges that during the Employment (and possibly also prior to its commencement) the Employee will have access to and be entrusted with information in respect of the business and financing of the Company and that of its clients, customers, suppliers, agents and business associates and likewise in relation to Group Members that amounts to a trade secret, is confidential or is commercially sensitive (the “Confidential Information”). Confidential Information includes by way of example only:

(a)	know-how, or specifications relating to the systems or services of the Company or any Group Member;

(b)	details of current activities and current and future business strategies and tactics including (without limitation) those relating to investment advice, management, advertising, sales and marketing;

(c)	the research and development of new services;

(d)	external consultants, contractors and suppliers and their services, designs, production and delivery capabilities;

(e)	clients and details of their particular requirements and businesses;

(f)	costings, profit margins, discounts, rebates, pricing, payment and credit policies and other financial information and procedures and systems for the foregoing whether of the Company or of any client, customer, supplier, agent or business associate of the Company or any Group Member.

16.2	The Employee shall keep secret and shall not use or disclose to any person any of the Confidential Information other than for the proper performance of the Employee’s duties or as directed by the Company.

16.3	Without prejudice to clause 22, the restrictions contained in each of clauses 16.1 and 16.2 shall also apply after termination of the Employment for whatever reason.

16.4	The restrictions contained in clauses 16.1, 16.2 and 16.3 shall not apply to any Confidential Information to the extent that the Employee can demonstrate was:

(a)	known to the Employee prior to the commencement of the Employment by the Company;

(b)	is in the public domain other than as a result of a breach of clauses 16.1, 16.2 or 16.3 or breach of an analogous provision by any person, including other employees of the Company; or

(c)	is required to be disclosed by any court or regulatory body of competent jurisdiction.

16.5	All notes, memoranda, samples and other documents and materials (in whatever form) containing Confidential Information or otherwise relating to the business of the Company or any Group Member (whether created or acquired by the Employee or otherwise) shall be:

(a)	the property of the Company or the relevant Group Member; and

(b)	surrendered by the Employee to the Company or the relevant Group Member at the termination of the Employment or at the request of the Company or the relevant Group Member at any time during the course of the Employment.

16.6	Nothing in this agreement shall prevent the Employee following termination of the Employment from using information which becomes part of his professional skill and knowledge and which does not include any Confidential Information of the Company or a Group Member.

17.	Data Protection

17.1	The Employee acknowledges that the Company will hold personal data relating to him or her. Such data will include the Employee’s employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to the Employee’s health and data held for equal opportunities purposes). The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of the Employee’s records. The Employee’s right of access to such data is as prescribed by law.

17.2	By signing this agreement, the Employee agrees that the Company, any Group Member and/or Höegh LNG AS may process personal data relating to the Employee for personnel administration and management purposes and may, when necessary, for those purposes, make such data available to its advisers, to third parties including providing products and/or services to the Company and as required by law.

18.	Monitoring of Computer Systems

18.1	The Company will monitor messages sent and received via the email and voicemail system to ensure that employees are complying with the Company’s Internet, Email, Voicemail & Computer Policy.

18.2	The Company reserves the right to retrieve the contents of messages for the purpose of monitoring whether the use of the email system is in accordance with the Company’s best practice, for the purpose of performance management, for the purpose of monitoring whether use of the computer system is legitimate, to find lost messages or to retrieve messages lost due to computer failure, to assist in the investigations of wrongful acts or to comply with any legal obligation.

18.3	The Employee should be aware that no email or voicemail sent or received through the Company’s system is private. The Company reserves and intends to exercise its right to review, audit, intercept, access and disclose on a random basis all messages created from it or sent over its computer system for any purpose. The contents of email or voicemail so obtained by the Company in the proper exercise of these powers may be disclosed without the Employee’s permission. The Employee should be aware that the emails or voicemails or any document created on the Company’s computer system, however confidential or damaging, may have to be disclosed in court or other proceedings. An email which has been trashed or deleted can still be retrieved.

18.4	The Company reserves and intends to exercise its right to monitor all use of the internet through its information technology systems, to the extent authorised by law. By the Employee’s signature to this contract he/she consents to any such monitoring.

19.	Health and Safety

The Employee shall comply with the duties imposed upon employees by the Health and Safety at Work Act 1974 or any substitution thereof or amendment or alteration thereto (the “Act”) and the Health and Safety Regulations made or to be made under the Act and in particular with the duty set out under section 7 of the Act which requires an employee to:

(a)	take reasonable care for their health and safety and that of others who may be affected by the employee’s acts or omissions at work;

(b)	as regards any duty imposed on the Company or any other person, co-operate with them so far as is necessary to enable that duty to be performed or complied with.

20.	Intellectual Property

20.1	“Intellectual Property” shall mean all inventions, patents, utility models, designs (both registered or unregistered), database rights, copyright and trademarks (both registered or unregistered) together with all rights to the grant of an application with the same and including all similar or analogous rights in the nature of intellectual and industrial property throughout the world and all future rights of such nature.

20.2	If, during the course of the Employment, the Employee makes, whether alone or jointly with any other person(s), any Intellectual Property, which relates to or is useful in connection with the business of the Company or any Group Member, the Employee shall disclose it to the Company immediately, together with all relevant details.

20.3	To the extent that the Company or any Group Member is entitled under the laws of England to ownership of any Intellectual Property that the Employee may make or create or participate in making or creating (the “Company Intellectual Property”), the Employee hereby assigns to the Company with full title guarantee all rights in such Company Intellectual Property (including but not limited to all similar and analogous rights in other territories). Any agreement to the contrary is expressly excluded. If it is not possible by operation of law for the Employee to assign such rights in a territory outside the United Kingdom, the Employee shall hold such rights on trust for the Company and shall execute such documents as may be necessary to effect such disposition of such rights closest in effect to an assignment to the Company.

20.4	All embodiments of Company Intellectual Property in whatever form and all records relating to such Company Intellectual Property (in all media) shall be the property of the Company. The Employee shall surrender these to the Company either on termination of his/her employment or at the request of the Company at any time during the Employee’s employment and shall not keep any copies.

20.5	The Employee shall, if requested by the Company, execute all documents and do all things which are necessary or desirable for perfecting the assignment to the Company and obtaining the best possible protection in respect of all the Company Intellectual Property that is subject to clause 20.3 in territories specified by the Company.

20.6	The Employee waives any and all such moral rights in the Company Intellectual Property arising under Chapter IV of the Copyright, Designs and Patents Act 1988 (as amended) together with all similar and analogous rights in other territories to the extent permissible under the relevant legislation in the relevant territories.

21.	Outside Interests

During the Employment (including without limitation during any period for which clause 12.3 is operated) the Employee shall not (save with the prior written consent of the Board):

(a)	directly or indirectly be engaged, concerned or interested in any capacity in any business, trade or occupation other than that of the Company except as a holder of not more than five per cent. of the issued shares or securities of any companies which are listed or dealt in on any recognised stock exchange or market. For this purpose “occupation” shall include any public, private, or charitable work which the Board considers may hinder or interfere with the performance of the Employee’s duties; or

(b)	introduce to any other person, firm or company other than any Group Member, or transact for the account of himself or any other person, firm or company other than any Group Member, business of any kind with which the Company is able to deal.

22.	Post Employment Restrictions

22.1	For the purposes of this clause the following words have the following meanings:

(a)	“Restricted Business” means the business of the Company including but not limited to investment and financial advice provided to other Group Members but limited to the activities with which the Employee was concerned or involved in the course of the Employee’s employment during the 12 month period immediately prior to the Employee ceasing to be employed or for which the Employee has been responsible during such period;

(b)	“Restricted Person” means any person who is employed at the Termination Date or has at any time in the period of 12 months prior to the Termination Date been:

(i)	employed by the Company; or

(ii)	engaged as a consultant to the Company;

and in either case in a senior executive or a senior technical or senior advisory capacity in the Restricted Business who has substantial knowledge of confidential aspects of the Restricted Business and who was known to or worked with the Employee during that period;

(c)	“Termination Date” means the date on which the Employment terminates.

22.2	The Employee shall not either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly for a period of six months after the Termination Date:

(a)	in competition with the Company, be employed or engaged or otherwise interested in any business or consultancy which offers similar services to the Restricted Business;

(b)	solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Restricted Person to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract; or

(c)	employ or otherwise engage in a business or consultancy offering similar services to the Restricted Business any person who, on the Termination Date was a Restricted Person.

22.3	Nothing in this clause 22 shall prevent the Employee from being engaged in or by, or participating in, any business or entity to the extent that any of the Employee’s activities for such business or entity shall relate solely to:

(a)	geographical locations in which the business or entity does not compete or seek to compete with the Company in the Restricted Business; and

(b)	matters of a type with which the Employee was not materially concerned in the 12 months immediately preceding the Termination Date.

22.4	If the Employee receives an offer to be employed or to engage in a business concern during the Employment or, prior to the expiry of the last of the restrictions in this clause 22, the Employee shall give the person making the offer a copy of this clause 22 and shall tell the Company the identity of that person and the details of the offer as soon as possible after receiving the offer.

22.5

(a)	The provisions of clauses 22.1 to 22.3 inclusive shall apply equally where, during the period of six (6) months prior to the Termination Date, the Employee was engaged in or responsible for the business of any Group Member (each of which Group Member is hereinafter called “Relevant Company”);

(b)	In addition to the covenants given by him in clauses 22.1 to 22.3 above the Employee hereby covenants with the Company (which for the purposes of this paragraph shall act as trustee for each Relevant Company) in relation to each of the sub-clauses 22.1 to 22.3 inclusive as if every reference therein to the Company was a reference to the Relevant Company and the definitions of, “Restricted Business” and “Restricted Person” in sub-clause 22.1 apply with the substitution of “the Relevant Company” for the Company.

22.6	The periods for which the restrictions in clause 22.2 apply shall be reduced by any period that the Employee is required to perform no duties in accordance with clause 12.3(b) immediately before the Termination Date.

22.7	The Company and the Employee entered into the restrictions in this clause 22 having been separately legally advised. The Employee agrees that the restrictions in this clause 22 are reasonable as regards their duration, extent, geographical area, scope of activity and application for the protection of the legitimate business interests of the Company or any Group Member (including, without limitation, in light of the nature and wide geographic scope of the Company’s business activities, the Employee’s level of control over and contact with the business, and the amount of remuneration, trade secrets and Confidential Information that the Employee will receive in connection with the performance of his duties under this Agreement and the Company’s or any Group Member’s goodwill with which the Employee will become further associated).

22.8	Each of the restrictions in this clause 22 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

23.	Notices

23.1	Any notice or other written communication given under or in connection with this agreement may be delivered personally or sent by first class post (airmail if overseas) or by facsimile.

23.2	The address for service of the Company shall be its registered office marked for the attention of the Managing Director and in the case of the Employee shall be his/her address stated in this agreement or if any other permanent address has previously been notified to the Company to the address so notified.

23.3	Any notice or other written communication shall be deemed to have been served:

(a)	if delivered personally, at the time of delivery;

(b)	if posted, at the expiry of two Business Days or in the case of airmail four Business Days after it was posted;

(c)	if sent by facsimile message, at the time of transmission (if sent during normal business hours, that is 9.30am to 5.30pm local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the next Business Day in the place from which it was sent.

23.4	In proving service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed, stamped and posted or in the case of a facsimile message that an activity or other report from the sender’s facsimile machine can be produced in respect of the notice or other written communication showing the recipient’s facsimile number and the number of pages transmitted.

24.	Miscellaneous

24.1	The Employee, when requested, shall comply with any law or rule imposed upon the Company and/or its employees by the nature of the Company’s activities.

24.2	The Company may from time to time issue human resource policy notices relating to employment matters. The Company and the Employee shall observe the terms of such notices but they shall not form part of the terms and conditions of employment.

24.3	There are no Collective Agreements or Workforce Agreements which directly affect the terms and conditions of the Employee’s employment.

24.4	As from the effective date of this contract all other agreements or arrangements between the Employee and the Company shall cease to have effect.

25.	Deductions

25.1	The Employee consents to the deduction from any sum otherwise payable to him/her by reason of his employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may have against the Employee, including but not limited to:

(a)	overpayment of wages;

(b)	overpayment in respect of expenses incurred by the Employee in carrying out his duties;

(c)	loans which the Company may from time to time make to the Employee; and

(d)	advances on wages which the Company may from time to time make to the Employee.

25.2	The Employee further consents that the Company may deduct from the Employee’s salary or from other sums due to the Employee a sum in respect of accrued holiday entitlement if at the date of termination of the Employment the Employee has taken in excess of his/her accrued holiday entitlement.

26.	Third Party Rights

Nothing in this agreement confers on any third party any benefits under the provisions of the Contracts (Rights of Third Parties) Act 1999.

27.	Law

This contract shall be governed by and construed in accordance with English law and each party to this agreement submits to the exclusive jurisdiction of the English Courts.

FOR AND ON BEHALF OF LEIF HÖEGH (UK) LIMITED /s/ MORTEN HØEGH	EMPLOYEE /s/ RICHARD TYRRELL
Morten Høegh, Director Date: 4/12/2013	Richard Tyrrell, Employee Date: 26 November 2013